                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:

     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  ZILA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------
     (3) Filing party:

--------------------------------------------------------------------------------
     (4) Date filed:

--------------------------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                   ZILA, INC.
                              5227 NORTH 7TH STREET
                           PHOENIX, ARIZONA 85014-2800
                                 (602) 266-6700
        -----------------------------------------------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 12, 1996
        -----------------------------------------------------------------

To the Holders of Our Common Stock:

         The 1996 Annual Meeting of Stockholders of Zila, Inc. (the "Company") will be held at Marriott's Camelback Inn, 5402 East Lincoln Drive, Scottsdale, Arizona 85253 on December 12, 1996, at 9:00 a.m., local time. The Annual Meeting will be for the following purposes:

         1. To elect seven directors to the Company's Board to serve for the next year or until their successors are elected.

         2. To ratify the selection of Deloitte & Touche LLP as the independent public accounting firm for the Company for the fiscal year ending July 31, 1997.

         3. To transact such other business as may properly come before the Annual Meeting. Management is presently aware of no other business to come before the Annual Meeting.

         The Board of Directors has fixed the close of business on October 31, 1996 as the Record Date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Common Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. A copy of the Company's 1996 Annual Report to Stockholders, which includes the Company's consolidated financial statements, was mailed with this Notice and Proxy Statement on or about November 12, 1996 to all Stockholders of record on the Record Date. The officers and directors of the Company cordially invite you to attend the Annual Meeting.

         Your attention is directed to the attached Proxy Statement.

                                             By Order of the Board of Directors,


                                             Janice L. Backus
                                             Vice President and Secretary
Phoenix, Arizona
November 12, 1996


--------------------------------------------------------------------------------
                                    IMPORTANT
Stockholders are earnestly requested to DATE, SIGN and MAIL the enclosed proxy. A postage paid envelope is provided for mailing.
--------------------------------------------------------------------------------

                                   ZILA, INC.
                              5227 NORTH 7TH STREET
                           PHOENIX, ARIZONA 85014-2800
                                 (602) 266-6700

                 ----------------------------------------------

                                 PROXY STATEMENT

                 ----------------------------------------------


         This Proxy Statement is furnished to the stockholders of Zila, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on December 12, 1996. The enclosed proxy is solicited by the Board of Directors (the "Board") of the Company. The proxy materials were mailed on or about November 12, 1996 to stockholders (the "Stockholders") of record at the close of business on October 31, 1996 (the "Record Date").

         A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by either: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to the Secretary of the Company at 5227 North 7th Street, Phoenix, Arizona 85014-2800.

         The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others who forward solicitation material to beneficial owners of the Common Stock. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, or telegraph. The Company has arranged for Corporate Investor Communications, Inc. to serve as its proxy solicitation agent. In such capacity, Corporate Investor Communications, Inc. will coordinate the distribution of proxy materials to Stockholders and oversee the return of proxy cards. The fees for these services is estimated to be $5,500.

                          VOTING SECURITIES OUTSTANDING

         Only holders of record of Common Stock at the close of business on October 31, 1996 will be entitled to vote at the Annual Meeting. At that date, there were 25,859,545 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters on which Stockholders may vote. There is no cumulative voting in the election of directors.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the Stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                               BOARD OF DIRECTORS

IN GENERAL

         At the Annual Meeting, seven directors will be elected, each to hold office until the Company's next annual meeting of Stockholders or until his successor is elected and qualified. Subject to the requirements of applicable Delaware law, the Board may from time to time determine the number of directors of the Company.

         The shares represented by the enclosed proxy will be voted for the election, as directors, of the seven nominees named below, unless a vote is withheld from any individual nominee. If any nominee becomes unavailable for any reason or if a vacancy should occur before election, which events are not anticipated, the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxy. The nominees receiving the highest number of votes cast at the Annual Meeting will be elected.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

         Information regarding the names, ages, positions with the Company and the Board, and business experience of each of the directors and nominees is set forth below. Each director has served continuously with the Company since his first election as indicated below.

                                                                        Director
                 NAME          Age            Position(s)                Since
                 ----          ---            -----------                -----
Joseph Hines                   68       Chairman of the Board,            1983
                                        President and Chief Executive
                                        Officer
Clarence J. Baudhuin (1)       67       Executive Vice President of       1983
                                        Finance and Administration,
                                        Treasurer and Director
Dr. James E. Tinnell (1)       59       Director                          1980
Carl A. Schroeder (1)          67       Director                          1984
H. Ray Cox (2)                 62       Director                          1989
Patrick M. Lonergan (2)        61       Director                          1992
Michael S. Lesser (2)          54       Director                          1995



(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee.

         JOSEPH HINES has served as President and Chief Executive Officer of the Company since 1983. From 1976 until 1983, Mr. Hines owned and operated Desert Valley Companies, Inc., a management consulting firm headquartered in Phoenix, Arizona. From 1966 until 1976, Mr. Hines served as Chief Executive Officer of several subsidiaries of Dart Industries, formerly Rexall Drug and Chemical Company.

         CLARENCE J. BAUDHUIN has served the Company in his present capacity since 1983. Mr. Baudhuin also served as Secretary of the Company from September 1983 until April 1989. From May 1981 until July 1983, Mr. Baudhuin acted as Senior Vice President of Finance for Mattel Toy Company. Prior to that time, Mr. Baudhuin was Senior Vice President of the Chemical-Plastics Group of Dart Industries. Mr. Baudhuin is a certified public accountant.

         DR. JAMES E. TINNELL graduated from the University of Arkansas School of Medicine and has been engaged in private practice since 1965. Since 1979, Dr. Tinnell has limited his professional practice to the treatment of herpes virus patients at the Herpes Clinic in Las Vegas, Nevada. From 1974 until 1979, Dr. Tinnell was the resident physician at a major hotel and casino in Las Vegas, Nevada.

         CARL A. SCHROEDER is, and since September 1991 has been, the President of Dixon Capital Corp. Between 1982 and September 1991, Mr. Schroeder was a private business consultant. Mr. Schroeder was also a principal in certain mining, drilling and farming operations from 1987 to 1992. From 1977 to 1982, he served as Chief Financial Officer with a high technology division of the MEAD Corporation. Mr. Schroeder received an engineering degree from MIT and an MBA degree from Harvard Business School.

         H. RAY COX is, and since August 1, 1991 has been, President and Chief Executive Officer of Broadcast Development LLC in Phoenix, Arizona. From 1984 to 1991 he served as Senior Vice President of Corporate Affairs of The Circle K Corporation in Phoenix, Arizona. Prior to that time, Mr. Cox served as President of Cox Investor Relations from 1981 to 1984, as Senior Vice President of Charter Media Company from 1979 to 1981, and as Executive Vice President of Combined Communications Corporation from 1968 to 1979.

         PATRICK M. LONERGAN is the co-founder of Numark Laboratories, Inc. and has served as its President since January 1989. Prior to co-founding Numark, Mr. Lonergan was employed in various capacities by Johnson & Johnson Products Inc., or one of its affiliates, from 1973 through December 1989, most recently as Vice President & General Manager.

         MICHAEL S. LESSER is the president of T.V. Direct, Inc. and the founder of Lesser & Roffe Company, a business development consulting company, and has served as its Chief Executive Officer since 1990. Prior to founding Lesser and Roffe Company, Mr. Lesser served as President of Ogilvy & Mather Co., Inc. from 1989 to 1990, as Chairman and Chief Executive Officer of Lowe Marschalk Co., Inc. (a subsidiary of Revlon) from 1980 to 1989, and as Executive Vice President and General Manager of Norcliff Thayer, Inc. (a subsidiary of Interpublic) from 1973 to 1979.

POTENTIAL NEW DIRECTORS

         The Company has entered into a Merger Agreement dated August 8, 1996, with Bio-Dental Corporation ("Bio-Dental") pursuant to which Bio-Dental would become a wholly owned subsidiary of the Company (the "Merger"). Upon the consummation of the Merger, each Bio-Dental shareholder would become a shareholder of the Company. Bio-Dental shareholders are currently expected to vote on the merger in November 1996, subsequent to the date of this Proxy Statement. If the Merger is approved by the Bio-Dental shareholders, the Company and Bio-Dental have agreed that two members of the Bio-Dental Board of directors (the Bio-Dental Appointees") will be appointed to the Company's board of directors. Set forth below is information regarding the Bio-Dental Appointees:

         CURTIS M. ROCCA III currently serves as President , Chief Executive Officer and Director of Bio-Dental and, upon consummation of the Merger, is expected to be appointed Vice President and Director of Zila and President of Bio-Dental as a wholly owned subsidiary of Zila. Mr. Rocca has been with Bio-Dental since 1990 when he was hired as Chief Operating Officer. Prior to joining Bio-Dental, Mr. Rocca was Executive Vice President and Director of Celebrity, Inc. of Placerville, California. Celebrity, Inc. is a manufacturer and distributor of automotive aftermarket accessories. Prior to joining Celebrity, Inc., Mr. Rocca was employed as a marketing manager in Pacific Bell's Fast Track management program. Mr. Rocca holds a B.A. degree in economics from the University of California, Davis where he graduated with honors. Mr. Rocca currently serves as a director of Pacific Grain Products, Inc., Woodland California

         DOUGLAS L. AYER currently serves as a member of the Board of Directors of Bio-Dental and following the Merger, is expected to be appointed a Director of Zila. Mr. Ayer has served as President of International Capital Partners, Inc.(ICP) since July 1989. Prior to forming ICP, Mr. Ayer was Chairman and CEO of Cametrics, Inc., a precision metal fabricating company, Executive Vice President of Paine, Webber, Jackson and Curtis Inc. and a consultant with McKinsey and Co., Inc. in New York and London. Mr. Ayer currently serves as a director with Molded Container Corporation, Portland, Oregon; AmPro Corporation, Melbourne, Florida; Biopool International, Ventura, California; Age Wave, Inc., Emeryville, California and Med Max., Inc., Detroit, Michigan.

MEETINGS AND COMPENSATION

         During the fiscal year ended July 31, 1996, the Board of Directors of the Company met on three occasions. All other actions taken by the Board of Directors during the fiscal year ended July 31, 1996, were accomplished by means of unanimous written consent. During the period in which he served as director, each of the directors attended 75% or more of the meetings of the Board of Directors and of the meetings held by committees of the Board on which he served.

         The Compensation Committee of the Board of Directors, which met once during the fiscal year ended July 31, 1996, administers the Company's Stock Option Award Plan, reviews all aspects of compensation of the Company's officers and makes recommendations on such matters to the full Board of Directors. The Audit Committee, which met once during the fiscal year ended July 31, 1996, makes recommendations to the Board concerning the selection of outside auditors, reviews the financial statements of the Company and considers such other matters in relation to the internal and external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting. The Company does not maintain a standing nominating committee or other committee performing similar functions.

DIRECTORS' COMPENSATION

         Non-employee members of the Board of Directors receive no cash compensation for serving on the Board; however, such members are reimbursed for expenses incurred in connection with their attendance at meetings of the Board.

         In 1989, the Board of Directors adopted and the Stockholders approved the Company's Non-Employee Directors Stock Option Plan (the "Directors Plan"). Under the terms of the Directors Plan, immediately exercisable options to purchase 2,500 shares of Common Stock are granted to each non-employee member of the Board of Directors on the third trading day following the day the Company publicly announces its year-end financial results for the immediately preceding fiscal year; provided, however, that options may not be granted to any non-employee director who, during the fiscal year immediately preceding the grant date, attended less than 75% of the Board meetings and committee meetings (if he is a member of such committee) held while he was a member of the Board of Directors. The per share price at which the options may be exercised is the average of the closing bid and asked prices of the Common Stock on the date of grant. The term of each option granted under the Directors Plan is five years from the date of grant. The Board may from time to time amend the Directors Plan in whole or in part in such respects as the Board may deem advisable or may terminate the Directors Plan.

         On November 1, 1996 and November 3, 1995 each non-employee director then serving on the Board, was granted an option to purchase 2,500 shares of Common Stock at per share exercise prices of $6.59 and $4.00, respectively. As of October 31, 1996, options to purchase 42,500 shares of Common Stock granted under the Directors Plan have been exercised.

                             EXECUTIVE COMPENSATION

         The table below sets forth annual and long-term compensation for services in all capacities to the Company for the fiscal years ended July 31, 1996, 1995 and 1994, of the persons who were, at July 31, 1996: (i) the Chief Executive Officer and (ii) the other executive officers of the Company (the "Named Officers") whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                                    Annual Compensation           Compensation
                                            --------------------------------      ------------
                                                                       Other
                                                                       Annual      Securities
                                                                     Compensa-     Underlying          All Other
Name and Principal Position        Year     Salary($)  Bonus ($)      tion($)    Options/SARs(#)   Compensation (3)
---------------------------        ----     ---------  ---------      -------    ---------------   ----------------
Joseph Hines                       1996       $169,431     -             -           23,029             $2,315
President, Chief Executive         1995        158,292     -             -           22,430              1,888
Officer and Director               1994        156,504     -             -           21,290                -
Clarence J. Baudhuin               1996        160,124     -             -           22,237              2,198
Executive Vice President-          1995        150,372     -             -           21,640              1,793
Finance and Administration         1994        148,252     -             -           20,530                -
and Director
Edwin Pomerantz                    1996        131,456     -             -           19,437              1,816
Vice President-Regulatory          1995        124,368     -             -           18,840              1,483
and Technical Affairs              1994        122,613     -             -           17,820                -
Rocco Anselmo                      1996        152,536  $25,000          -          115,651              2,453
Executive Vice President and       1995        138,672     -             -           13,750              1,567
General Manager, Zila              1994        130,000     -        $61,992 (2)     188,150                -
Pharmaceuticals (1)

(1) In October 1996, the Company's Board of Director's determined that Mr. Rocco's contributions to the Company had become integral to the operation of Zila Pharmaceuticals (a wholly owned subsidiary of Zila, Inc.) and therefore the Company determined that he should be considered an "officer" as such term is defined in Rule 16a-1(f).

(2) Relocation Allowance

(3) Represents Company 401(k) plan matching contributions

EMPLOYMENT AGREEMENTS

         In February, 1992, the Company entered into five-year employment agreements with Joseph Hines and Clarence Baudhuin and a three-year employment agreement with Edwin Pomerantz. These agreements established minimum annual base salaries for Mr. Hines, Mr. Baudhuin and Mr. Pomerantz of $148,176, $140,772 and $116,424, respectively. The current salaries of the foregoing officers were authorized by the Board of Directors at the 1996 Annual Meeting of the Board of Directors. Under the terms of the these agreements, each agreements would be automatically extended for successive one year periods unless a nonrenewal notice is given by the Company or the respective officer sixty days prior to the end of any renewal term. On December 8, 1996, the Company notified Mr. Hines, Mr. Baudhuin and Mr. Pomerantz, that at the Company had elected not to renew any of the respective agreements. Accordingly, Mr. Pomerantz's employment agreement ended as of February 10, 1996. Mr. Hines' and Mr. Baudhuin's employment agreements will end as of February 10, 1997. The Company's decision to not renew any of the employment agreements was not based upon the performance of any of the individuals and each of the officers continues to be employed by the Company in the same respective capacities.

         The following table sets forth information with respect to grants of stock options pursuant to the Company's Stock Option Award Plan during the fiscal year ended July 31, 1996 to the Named Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                  Individual Grants
                             --------------------------------------------------------------   Potential Realizable
                                                                                                   Value at
                                                                                                Assumed Annual
                                                                                                   Rates of
                                              % of Total                                          Stock Price
                                                Options                                        Appreciation for
                                              Granted to       Exercise or                      Option Term(3)
                               Option        Employees in      Base Price     Expiration  ----------------------------
Name                        Granted(1)(#)     Fiscal Year    (per share)(2)      Date         5% ($)         10% ($)
----                        -------------     -----------    --------------      ----     ------------    ------------
Joseph Hines                   23,029            8.4             $4.75         12/8/05       $68,795        $174,334
Clarence J. Baudhuin           22,237            8.1              4.75         12/8/05        66,429         168,339
Edwin Pomerantz                19,437            7.1              4.75         12/8/05        58,064         147,142
Rocco Anselmo                 100,000           36.3             4.3125         8/2/05       271,210         687,290
                               15,651            5.7              4.75         12/8/05        48,754         118,481


(1) All options granted in the fiscal year ended July 31, 1996 are fully vested, except Mr. Anselmo's option to purchase 100,000 shares of Common Stock which will vest in August 1997.

(2) All options were granted at the fair market value (the mean of the final closing bid and asked prices of the Common Stock on the NASDAQ) on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3) Potential gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts are based upon certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions, as well as the option holder's continued employment. The amounts reflected in this table may not necessarily be achieved.

         The following table sets forth information with respect to the exercise of stock options pursuant to the Company's Stock Option Award Plan during the fiscal year ended July 31, 1996 by the Named Officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        OPTION VALUE AS OF JULY 31, 1996


                                                                                             Value of Unexercised
                                                         Number of Unexercised                   In-the-Money
                                                              Options at                          Options at
                     Shares                               Fiscal Year End (#)                 Fiscal Year End ($)
                   Acquired on         Value       --------------------------------- -----------------------------------
Name               Exercise(#)    Realized ($)(1)    Exercisable    Unexercisable     Exercisable(2)    Unexercisable(2)
----               -----------    ---------------    -----------    -------------     --------------    ----------------
Joseph Hines           -0-              -0-             361,969            --            $1,885,187             --

Clarence J.
Baudhuin             100,000          $287,500          183,877            --              809,159              --

Edwin
Pomerantz             76,190           731,250          146,747            --              681,602              --

Rocco
Anselmo              148,644           391,104           29,401          100,000           104,723           $331,250

(1) Represents the market value of the underlying securities on the date of exercise, minus the exercise price of the options.

(2) Represents the difference between the bid and asked closing prices ($7.625) of the Company's Common Stock on July 31, 1996 and the exercise price of the options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Compensation Philosophy. Decisions on compensation of the Company's executive officers are made by the three member Compensation Committee of the Board of Directors (the "Committee"). Each member of the Committee is a non-employee director. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Committee follows the belief that compensation should be based upon the following subjective principles:

         - Compensation programs should reflect and promote the Company's values, and reward individuals for contributions to the Company's success.

         - Compensation should be related to the value created for stockholders.

         - Compensation programs should integrate the long- and short-term strategies of the Company.

         - Compensation programs should be designed to attract and retain executives critical to the success of the Company.

         - Stock ownership by management and stock-based compensation plans are beneficial in aligning management's and the stockholders' interest in the enhancement of stockholder value.

         Total compensation for each member of senior management is set by the Committee at levels which it believes are competitive in relation to companies of similar type and size; however, no independent investigation of such levels has been conducted by the Committee. The components of executive compensation include salary, equity participation in the Company in the form of options to purchase common stock, and a bonus plan. Compensation for executive officers of the Company is usually set by the Committee in December of each fiscal year. Due to the level of compensation received by the officers of the Company, the Committee has not yet deemed it necessary to adopt a policy regarding the one million dollar cap on deductibility of certain executive compensation under
Section 162(m) of the Internal Revenue Code.

         Base Salary. Messrs. Hines and Baudhuin both have employment agreements with the Company establishing an annual base salary that is subject to increase, but not decrease, at the discretion of the Board of Directors. Both agreements are subject to automatic renewal in February 1997, unless either party elects not to renew their respective agreement. In December 1995, the Company notified Messrs. Hines and Baudhuin that the Company had elected not to renew their respective employment agreements. See Executive Compensation--Employment Agreements.

         Salary recommendations are submitted annually to the Committee by senior management. In evaluating such recommendations, the Committee takes into account management's efforts to improve net sales and expand the number of markets into which the Company's products are distributed and sold. The Committee also takes into account management's consistent commitment to the long-term success of the Company through the development of new and improved products, as well as management's innovative financing arrangements for the Company's marketing programs. Such efforts have permitted the Company to initiate marketing programs more extensive than what might not otherwise be available to a company of similar size and with similar resources. These unique marketing programs link the repayment of the marketing funds to the success of the products being marketed.

         Based upon its evaluation of these factors, the Committee believes that senior management is dedicated to achieving long-term financial improvements, and that the compensation policies, plans and programs administered by the Committee contribute to management's commitment. The Committee attempts to assimilate all of the foregoing factors when it renders its compensation decisions; however, the Committee recognizes that its decisions are primarily subjective in nature due to the subjective nature of the criteria. The Committee does not assign any specified weight to the criteria it considers.

         Base salary recommendations are fixed at levels which the Committee believes is paid to management with comparable qualifications, experience and responsibilities at other corporations of similar size engaged in similar business as the Company; however, no independent investigation of such levels has been conducted by the Committee. The Committee's recommendations are offered to the full Board of Directors. The Committee's recommendation is ultimately ratified, changed, or rejected by the full Board of Directors. In the past three fiscal years, the average annual salary increase for the Chief Executive Officer has been approximately 2.2%, and the average annual salary increase for other senior management has been approximately 3.9%.

         Options. The Committee administers the Company's Stock Option Award Plan (the "Award Plan"). All employees of the Company are eligible to participate in the Award Plan. The exercise price of options granted under the Award Plan is never less than the fair market value of the Company's common stock on the day of grant. The number of options granted by the Committee are based upon the Committee's evaluation of the same factors described above under "Base Salary." The Committee also takes into account the relative scope of accountability and the anticipated performance requirements and contributions of each employee, as well as each employee's current equity participation in the Company. In addition, the Committee seeks the recommendation of senior management with respect to options granted to all employees of the Company, including the Chief Executive Officer and senior management. During the fiscal year ending July 31, 1996, the Committee granted options representing 275,467 shares of Common Stock under the Award Plan.

         Bonus. Bonus compensation is paid under the Company's Performance Bonus Plan (the "Bonus Plan"). The Performance Bonus Plan was adopted by the Board of Directors and the Committee during fiscal 1993 and, as of the date of this report, no bonuses have been awarded. Bonuses awarded under the Bonus Plan may not exceed 30% of an employee's annual base salary. The components which are considered under the terms of the Bonus Plan are the Company's net sales, the Company's sales volume, and the employee's job performance. All employees are eligible for a bonus of up to 15% of their respective base salaries if the Company's annual net profits improve by 25% over the prior year and a bonus of up to 7.5% of their respective base salaries if the Company's annual sales volume increases by more than 75% over the prior year. Performance components of the employee's bonus may be as great as 7.5% and are based upon subjective criteria.

         Chief Executive Officer. Mr. Hines has served as President and Chief Executive Officer of the Company since 1983. As Chief Executive Officer, Mr. Hines receives a base salary as well as stock options under the Award Plan and is eligible to participate in the Bonus Plan. In February 1992, the Company entered into an employment agreement with Mr. Hines that establishes his annual base salary at $148,176, subject to increase, but not decrease at the discretion of the Board of Directors. In December 1995, the Company notified Mr. Hines the Company had elected not to renew his employment agreement. Accordingly, in February 1997, Mr Hines' current employment agreement will cease to be of any further effect; however, Mr. Hines will continue as the President and Chief Executive Officer of the Company. See Executive Compensation--Employment Agreements. The Committee's evaluation process of the Chief Executive Officer's compensation is comprised of the exact same components that are utilized in evaluating other members of senior management. Mr. Hines' current base salary was set at the 1995 Annual Meeting of the Board of Directors. During the fiscal year ended July 31, 1996, the Committee granted Mr. Hines options to purchase a total of 23,029 shares of the Company's Common Stock under the Award Plan. All the options were granted at fair market value, were immediately exercisable, and expire ten years after the date of grant.


                                                   Compensation Committee

                                                   Patrick M. Lonergan, Chairman
                                                   H. Ray Cox
                                                   Michael S. Lesser

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

         The following table sets forth, as of September 30, 1996, the number and percentage of outstanding shares of Common Stock beneficially owned by (a) each person known by the Company to beneficially own more than 5% of such stock,
(b) each director of the Company, (c) each of the Named Officers, and (d) all directors and executive officers of the Company as a group.

              NAME AND ADDRESS OF         SHARES BENEFICIALLY     PERCENT OF
                BENEFICIAL OWNER                 OWNED           COMMON STOCK
               ------------------         -------------------    ------------
Joseph Hines(1)                               1,266,971(2)           4.8%
Clarence J. Baudhuin(1)                         947,318(3)           3.6%
Edwin Pomerantz(1)                              405,213(4)           1.6%
Rocco Anselmo(1)                                154,235(5)            *
James E. Tinnell, M.D.(1)                       321,311(6)           1.2%
Carl Schroeder(1)                                20,700(7)            *
H. Ray Cox(1)                                    12,250(8)            *
Patrick M. Lonergan(1)                           15,746(9)            *
Michael S. Lesser(1)                              2,500(10)           *
All officers and directors as a group
(10 persons)                                  3,439,400(11)          12.8%

-----------------------------------
*        Represents less than one percent.

(1) The address of this stockholder is c/o Zila, Inc., 5227 North 7th Street, Phoenix, Arizona 85014-2800.

(2) Includes 361,969 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1996 or within sixty days thereafter.

(3) Includes 183,877 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1996 or within sixty days thereafter and 6,000 shares of Common Stock held in trust for the benefit of Mr. Baudhuin's son.

(4) Includes 146,747 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1996 or within sixty days thereafter.

(5) Includes 29,441 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1996 or within sixty days thereafter.

(6) Includes 10,000 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1996 or within sixty days thereafter.

(7) Includes 10,000 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1996 or within sixty days thereafter.

(8) Includes 250 shares of Common Stock held jointly with Mr. Cox's wife, and 10,000 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1996 or within sixty days thereafter.

(9) Includes 10,000 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1996 or within sixty days thereafter.

(10) Includes 2,500 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1996 or within sixty days thereafter.

(11) Includes the shares of Common Stock subject to the options and warrants to purchase described above and 939,886 shares of Common Stock which are subject to unexercised options that were exercisable on September 30, 1996 or within sixty days thereafter.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System. Officers, directors and greater than ten-percent stockholders are required by Exchange Act regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms were required for such persons, the Company believes that during the fiscal year ended July 31, 1996, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with except as set forth below. Patrick M. Lonergan, a member of the Company's Board of Directors failed to timely report two purchases of the Company's Common Stock which in the aggregate equaled 615 shares. Mr. Lonergan purchased such shares in January 1996 and should have reported such transactions to the Securities and Exchange Commission on a Form 4 not later than February 12, 1996; however such report was not filed until March 1996.

                              CERTAIN TRANSACTIONS

         On July 16, 1980, Dr. Tinnell, a member of the Company's Board of Directors, assigned to the Company's predecessor his rights in a patent application covering the original formulation for ZILACTIN(R), and all rights to any improvements to the ZILACTIN(R) formulation, and to any patents granted by the United States or foreign countries. In consideration for the assignment, the Board agreed to pay Dr. Tinnell a royalty of five percent of the Company's gross sales of the treatment composition. For the fiscal year ended July 31, 1996, Dr. Tinnell earned royalties of $300,078, and was paid royalties of $295,494 by the Company, which included $31,235 accrued as of July 31, 1995. As of July 31, 1996, the Company accrued royalties of $35,819 attributable to Dr. Tinnell.

         The Company leases office space to a radio broadcast company ("Broadcast") controlled by H. Ray Cox, one of the directors of the Company. Under the terms of the lease, monthly rent is approximately $3,600. As of October 31, 1996, Broadcast was in arrears approximately $55,000 in rent and other items receivables related to this lease.

                          STOCK PRICE PERFORMANCE GRAPH

         The graph below compares the cumulative total return of the Company's Common Stock with the NASDAQ stock market index (U.S. companies) and the NASDAQ pharmaceutical index from July 31, 1991 to July 31, 1996.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG ZILA, INC., THE NASDAQ STOCK MARKET -- US INDEX
                      AND THE NASDAQ PHARMACEUTICAL INDEX

Measurement Period                       NASDAQ STOCK          NASDAQ
(Fiscal Year Covered)     ZILA, INC.     MARKET -- US       PHARMACEUTICAL
---------------------     ----------     ------------       --------------
July 1991                     100            100                 100
July 1992                      78            117                 116
July 1993                     104            143                  93
July 1994                     127            147                  82
July 1995                     133            206                 115
July 1996                     253            225                 140

* $100 INVESTED ON 07/31/91 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JULY 31.

                              ELECTION OF DIRECTORS

                                (PROPOSAL NO. 1)

         At the Annual Meeting, the Company will seek the election of Joseph Hines, Clarence J. Baudhuin, Dr. James E. Tinnell, Carl A. Schroeder, H. Ray Cox, Patrick M. Lonergan, and Michael S. Lesser as directors, each to hold office until the Company's next annual meeting of Stockholders or until his successor is elected and qualified.

REQUIRED VOTE

         The seven nominees receiving the highest number of votes cast at the Annual Meeting will be elected.

         THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
         JOSEPH HINES, CLARENCE J. BAUDHUIN, DO. JAMES E. TINNELL, CARL
         A. SCHROEDER, H. RAY COX, PATRICK M. LONERGAN, AND MICHAEL S.
         LESSER.

                           RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

                                (PROPOSAL NO. 2)

         The principal independent public accounting firm utilized by the Company during the fiscal years ended July 31, 1994, 1995, and 1996 was Deloitte & Touche LLP, independent certified public accountants (the "Auditors"). It is presently contemplated that the auditors will be retained as the principal accounting firm to be utilized by the Company throughout the fiscal year ending July 31, 1997. The Company anticipates that a representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions. At the Annual Meeting, a representative of the Auditors will be afforded an opportunity to make a statement if the Auditors so desire.

REQUIRED VOTE

         Ratification of the selection of the Auditors requires the affirmative vote of a majority of the voting power of Common Stock present at the Annual Meeting in person or by proxy.

         THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF THE AUDITORS.

                            PROPOSALS BY STOCKHOLDERS

         Any Stockholder proposal that is intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received at the Company's principal executive offices by no later than July 18, 1997, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                                 OTHER BUSINESS

         The Annual Meeting is being held for the purposes set forth in the Notice that accompanies this Proxy Statement. The Board is not presently aware of any business to be transacted at the Annual Meeting other than as set forth in the Notice.

                                   By Order of the Board of Directors,


                                   Janice L. Backus
                                   Vice President and Secretary

Phoenix, Arizona
November 12, 1996

                            [FRONT OF PROXY CARD]


                                   ZILA, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby constitutes and appoints JOSEPH HINES, CLARENCE J. BAUDHUIN and JANICE L. BACKUS, or any of them acting in the absence of the others, with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of the Stockholders of ZILA, INC. (the "Company") to be held at Marriott's Camelback Inn, 5402 East Lincoln Drive, Scottsdale, Arizona 85253 on December 12, 1996, at 9:00 a.m., local time, and any adjournments thereof, and to vote the shares of Common Stock of the Company standing in the name of the undersigned, as directed below, with all the powers the undersigned would possess if personally present at the meeting.

PROPOSAL NO. 1: To elect seven directors to the Company's Board to serve for the next year or until their successors are elected.

NOMINEES: JOSEPH HINES, CLARENCE J. BAUDHUIN, H. RAY COX, CARL A. SCHROEDER, DR.
          JAMES E. TINNELL, PATRICK M. LONERGAN and MICHAEL S. LESSER

--------- VOTE for all nominees except those whose names are written on the line provided below (if any).

--------------------------------------------------------------------------------

--------- VOTE WITHHELD on all nominees.

PROPOSAL NO. 2: Ratification of the selection of Deloitte & Touche as the independent public accounting firm for the Company for the fiscal year ending July 31, 1997. (Mark only one.)

--------- VOTE FOR
--------- VOTE AGAINST
--------- VOTE WITHHELD

PLEASE PROMPTLY DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE.

                           [REVERSE OF PROXY CARD]


   THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS INDICATED HEREIN. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR APPROVAL OF ALL NOMINEES LISTED HEREIN, FOR APPROVAL OF THE PROPOSALS LISTED HEREIN AND, WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

   DATED:  __________________________ , 1996.
                                                    ---------------------------
                                                    (Signature)

                                                    ---------------------------
                                                    (Signature)

                                                    When signing as executor,
                                                    administrator, attorney,
                                                    trustee or guardian, please
                                                    give full title as such. If
                                                    a corporation, please sign
                                                    in full corporate name by
                                                    president or other
                                                    authorized officer. If a
                                                    partnership, please sign in
                                                    partnership name by
                                                    authorized person. If a
                                                    joint tenancy, please have
                                                    both joint tenants sign.